Exhibit 99.4

Verizon’s Maine, New Hampshire & Vermont Operations
Report of Independent Registered Public Accounting Firm

To The Board of Directors and Management of Verizon Communications Inc.:

We have audited the accompanying special-purpose combined statements of selected assets, selected liabilities and parent funding of Verizon Communications Inc.’s (“Verizon”) Maine, New Hampshire and Vermont Operations, a combination carved-out of Verizon New England Inc. (“Verizon New England”), NYNEX Long Distance Company (d/b/a Verizon Enterprise Solutions) and Bell Atlantic Communications Inc. (d/b/a Verizon Long Distance) (“VLD”), GTE.Net LLC and Verizon Internet Services Inc. (“VOL”) and Verizon Select Services Inc. (“VSSI”) (collectively the “Maine, New Hampshire and Vermont Operations” or the “Company”) as of December 31, 2007 and 2006, and the related combined statements of income, parent funding and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule. These combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying special-purpose combined financial statements were prepared on the basis described in Note 1. The combined financial statements include allocations of certain indirectly attributable amounts on bases determined by management of the Company.

In our opinion, the special-purpose combined financial statements referred to above present fairly, in all material respects, the selected assets, selected liabilities and parent funding of Verizon’s Maine, New Hampshire and Vermont Operations as of December 31, 2007 and 2006, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic special-purpose combined financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

As discussed in Note 1 to the special-purpose combined financial statements, the Company changed its method of accounting for uncertainty in income taxes effective January 1, 2007, stock-based compensation effective January 1, 2006 and pension and other postretirement obligations effective December 31, 2006.

/s/ Ernst & Young LLP

New York, New York
February 22, 2008

Verizon’s Maine, New Hampshire & Vermont Operations

COMBINED STATEMENTS OF INCOME

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)

Operating Revenues (including $100, $104 and $36 from affiliates)	$1,197	$1,193	$1,206

Operating Expenses (including $259, $270 and $243 allocated from affiliates) Cost of services and sales (exclusive of items shown below)	556	540	528
Selling, general and administrative expense	289	283	283
Depreciation and amortization expense	233	259	267

Total Operating Expenses	1,078	1,082	1,078

Operating Income	119	111	128
Other income (including $1, $1 and $0 allocated from affiliates)	3	4	1
Interest expense (including $(69), $(64) and $(58) allocated from affiliates)	(70)	(66)	(59)

Income before provision for income taxes	52	49	70
Income tax provision	(19)	(17)	(26)

Net Income	$33	$32	$44

See Notes to Combined Financial Statements.

Verizon’s Maine, New Hampshire & Vermont Operations

COMBINED STATEMENTS OF SELECTED ASSETS, SELECTED LIABILITIES
AND PARENT FUNDING

	At December 31,
	2007	2006
	(Dollars in Millions)

ASSETS
Current assets
Short-term investments	$37	$49
Accounts receivable:
Trade and other, net of allowances for uncollectibles of $26 and $20	160	173
Affiliates	19	22
Materials and supplies	4	3
Deferred income taxes	10	—
Other	21	32

Total current assets	251	279

Plant, property and equipment	5,391	5,307
Less accumulated depreciation	3,763	3,606

	1,628	1,701

Intangible assets, net	2	5
Prepaid pension asset	37	31
Other assets	20	29

Total selected assets	$1,938	$2,045

LIABILITIES AND PARENT FUNDING
Current liabilities
Current portion of capital lease obligations	$2	$2
Accounts payable and accrued liabilities:
Affiliates	117	107
Other	59	70
Deferred income taxes	—	7
Other current liabilities	47	53

Total current liabilities	225	239

Capital lease obligations	10	12
Employee benefit obligations	409	373
Deferred income taxes	141	175
Unamortized investment tax credits	6	6
Other long-term liabilities	27	28
Parent funding	1,120	1,212

Total selected liabilities and parent funding	$1,938	$2,045

See Notes to Combined Financial Statements.

Verizon’s Maine, New Hampshire & Vermont Operations

COMBINED STATEMENTS OF PARENT FUNDING

(Dollars in millions)

Balance at January 1, 2005	$1,277
Net income	44
Minimum pension liability adjustment (net of income taxes of $6)	8
Net change due to parent funding, allocations and intercompany reimbursements	(61)

Balance at December 31, 2005	$1,268
Net income	32
Minimum pension liability adjustment (net of income taxes of $28)	41
Net change due to parent funding, allocations and intercompany reimbursements	(129)

Balance at December 31, 2006	$1,212
Net income	33
Net change due to parent funding, allocations and intercompany reimbursements	(125)

Balance at December 31, 2007	$1,120

See Notes to Combined Financial Statements.

Verizon’s Maine, New Hampshire & Vermont Operations

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)

Cash Flows From Operating Activities
Net Income	$33	$32	$44
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	233	259	267
Deferred income taxes, net	(39)	—	(19)
Employee retirement benefits	91	88	81
Provision for uncollectible accounts	22	11	17
Changes in current assets and liabilities:
Accounts receivable	(1)	25	(8)
Materials and supplies	(1)	3	(1)
Other current assets	10	13	(3)
Accounts payable and accrued liabilities	(7)	6	(25)
Other current liabilities	(4)	(10)	4
Other, net	(73)	(86)	(86)

Net cash provided by operating activities	264	341	271

Cash Flows From Investing Activities
Capital expenditures (including capitalized network software)	(149)	(214)	(203)
Purchases of short-term investments	(37)	(49)	(50)
Proceeds from sale of short-term investments	49	50	43

Net cash used in investing activities	(137)	(213)	(210)

Cash Flows From Financing Activities
Principal repayment of capital lease obligations	(2)	1	—
Net change in parent funding	(125)	(129)	(61)

Net cash used in financing activities	(127)	(128)	(61)

Net change in cash	—	—	—
Cash, beginning of year	—	—	—

Cash, end of year	$—	$—	$—

See Notes to Combined Financial Statements.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Verizon’s Maine, New Hampshire and Vermont operations are comprised of the local exchange business and related landline activities of Verizon Communications Inc. (Verizon) in the states of Maine, New Hampshire and Vermont, including Internet access, long distance and customer premises equipment services provided to certain customers in those states, (collectively the Business or Northern New England business). The Northern New England business is comprised of carved-out components from each of Verizon New England Inc., referred to as Verizon New England, NYNEX Long Distance Company (doing business as Verizon Enterprise Solutions) and Bell Atlantic Communications, Inc. (doing business as Verizon Long Distance), referred to as VLD, Verizon Internet Services Inc. and GTE.Net LLC, referred to as VOL, and Verizon Select Services Inc., referred to as VSSI. The Northern New England business excludes all activities of Verizon Business Global LLC.

Verizon New England is a wholly owned subsidiary of NYNEX Corporation (NYNEX), which is a wholly owned subsidiary of Verizon. VLD, VOL and VSSI are indirect wholly owned subsidiaries of Verizon. Verizon New England, VLD, VOL and VSSI are referred to collectively as “the Companies.”

The Northern New England business has one reportable segment, servicing a territory consisting of Local Access and Transport Areas (LATAs) in Maine, New Hampshire, and Vermont. These LATAs are generally centered on a city or based on some other identifiable common geography. The Northern New England business includes regulated and unregulated carrier business in all three states, consisting principally of:

•	local wireline customers and related operations and assets used to deliver:

•	local exchange service,

•	intraLATA toll service,

•	network access service, and

•	enhanced voice and data services;

•	consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	dial-up, DSL and fiber-to-the-premises Internet service provider customers; and

•	the customer premise equipment sales, installation and maintenance business.

Many of the communications services that the Northern New England business provides are subject to regulation by the state regulatory commissions of Maine, New Hampshire and Vermont with respect to intrastate rates and services and other matters. The Federal Communications Commission regulates rates that the Northern New England business charges long-distance carriers and end-user subscribers for interstate access services and interstate traffic.

Basis of Presentation

Historically, financial statements have not been prepared for the Northern New England business, as it was not operated as a separate business. The accompanying special-purpose combined financial statements have been prepared to present the statements of selected assets, selected liabilities and parent funding, and statements of income, parent funding and cash flows of the Northern New England business in contemplation of a proposed transaction with FairPoint Communications, Inc. (FairPoint) as described in Note 3. The accompanying special-purpose combined financial statements have been prepared in accordance with

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

U.S. generally accepted accounting principles using specific information where available and allocations where data is not maintained on a state-specific basis within the Companies’ books and records.

The special-purpose combined financial statements include the wireline-related businesses, Internet access, long distance and customer premises equipment services provided by the Companies to customers in the states of Maine, New Hampshire and Vermont. All significant intercompany transactions have been eliminated. These special-purpose combined financial statements also include the assets, liabilities and expenses related to employees who support the Northern New England business, some of whom are expected to remain employees of the Companies following the disposition of the Northern New England business.

The preparation of financial information related to Verizon New England’s, VLD’s, VOL’s and VSSI’s operations in the states of Maine, New Hampshire and Vermont, which are included in the accompanying special-purpose combined financial statements, was based on the following:

Verizon New England:  For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, property, plant and equipment, accumulated depreciation, intangible assets, materials and supplies and certain other assets and liabilities were determined based upon state specific records; accounts receivable were allocated based upon applicable billing system data; short-term investments, prepaid pension assets, accrued payroll related liabilities and employee benefit obligations were allocated based on employee headcount; and accounts payable were allocated based upon applicable operating expenses. The remaining assets and liabilities were primarily allocated based upon the percentage of the Northern New England business revenues, operating expenses and headcount to the total revenues, operating expenses and headcount of Verizon New England. For the Combined Statements of Income, operating revenues and operating expenses were based on state specific records.

VLD:  For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, receivables were allocated based on the applicable operating revenues and accounts payable were allocated based on applicable operating expenses. For the Combined Statements of Income, operating revenues were determined using applicable billing system data; cost of services and sales and selling, general and administrative expenses were allocated based on the percentage of the Northern New England business revenues related to the VLD component to the total VLD revenues applied to operating expenses for total VLD.

VOL:  For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, receivables were allocated based on applicable operating revenues; other current assets were determined using applicable billing system data; accounts payable were allocated based on the applicable operating expenses; and other current liabilities, which consisted of advanced billings, were allocated based on applicable operating revenues. For the Combined Statements of Income, operating revenues were determined using applicable billing system data and average access lines in service; cost of services and sales, selling, general and administrative expenses and interest expense were allocated based on the percentage of the Northern New England business revenues related to the VOL component to the total VOL revenues applied to operating expenses and interest expense for total VOL.

VSSI:  For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, receivables were allocated based on the applicable operating revenues and accounts payable were allocated based on applicable operating expenses. For the Combined Statements of Income, operating revenues were identified using applicable system data; cost of services and sales and selling, general and administrative expenses were allocated based on the percentage of the Northern New England business revenues related to the VSSI component to the total VSSI revenues applied to operating expenses for total VSSI.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Management believes the allocations used to determine selected amounts in the financial statements are appropriate methods to reasonably reflect the related assets, liabilities, revenues and expenses of the Northern New England business.

We have reclassified prior year amounts to conform to the current year presentation.

Use of Estimates

The accompanying combined financial statements have been prepared using U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Examples of significant estimates include the allowance for doubtful accounts, the recoverability of plant, property and equipment, pension and postretirement benefit assumptions, and income taxes. In addition, estimates were made to determine the allocations in preparing the combined financial statements as described above.

Revenue Recognition

The Northern New England business recognizes service revenues based upon usage of the Northern New England business’ local exchange network and facilities and contract fees. Fixed fees for local telephone, long distance, Internet access and certain other services are recognized in the month the service is provided. Revenue from other services that are not fixed fee or that exceed contracted amounts is recognized when such services are provided.

The Northern New England business recognizes revenue for equipment and installation services when the equipment is installed in accordance with contractual specifications and ready for the customer’s use. Maintenance and monitoring services are recognized over the term of the contract as services are provided. Long-term contracts are accounted for using the percentage of completion method. The completed contract method is used if the costs cannot be estimated with a reasonable degree of reliability.

Non-recurring customer activation fees, along with the related costs up to, but not exceeding the activation fees, are deferred and amortized over the customer relationship period.

Maintenance and Repairs

The cost of maintenance and repairs, including the cost of replacing minor items not constituting substantial betterments, is charged primarily to cost of services and sales as these costs are incurred.

Short-term Investments

Short-term investments consist primarily of cash equivalents held in trust to pay for certain employee benefits. Short-term investments are stated at cost, which approximates market value.

Trade and Other Accounts Receivable

Trade and other accounts receivable are stated at the amount the Northern New England business expects to collect. Allowances for uncollectible accounts are maintained for estimated losses resulting from the inability of the customers of Northern New England business to make required payments. In determining these estimates, the Northern New England business considers historical write-offs, the aging of the receivables and other factors, such as overall economic conditions.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Materials and Supplies

Materials and supplies include new and reusable supplies and network equipment, which are stated principally at average original cost, except that specific costs are used in the case of large individual items.

Plant, Property and Equipment

Plant, property, and equipment is recorded at cost. Depreciation expense is principally based on the composite group remaining life method and straight-line composite rates. This method provides for the recognition of the cost of the remaining net investment in telephone plant, property and equipment less anticipated positive net salvage value, over the remaining asset lives. This method requires the periodic revision of depreciation rates.

The asset lives used are presented in the following table:

Average Lives
(In years)

Buildings	45
Central office equipment	5—11
Outside communications plant
Copper cable	15—18
Fiber cable	20
Poles and conduit	30—50
Furniture, vehicles and other	3—15

When depreciable telephone plant used in the Northern New England business’ wireline network is replaced or retired, the carrying amount of such plant is deducted from the respective accounts and charged to accumulated depreciation.

Network software purchased or developed in connection with related plant assets is capitalized. Interest associated with the acquisition or construction of plant assets is also capitalized. Capitalized interest is reported as a cost of plant and a reduction in interest expense.

Annually, the Northern New England business reviews the estimated useful lives of plant, property, and equipment along with the associated depreciation rates. Effective January 1, 2007, the life of buildings was increased to 45 years from a previous range of 31-34 years. As a result, depreciation expense decreased by $4 million for the Northern New England business in 2007 compared to 2006. This change was largely driven by a desire to standardize the useful life across all states and to be more consistent with the industry as a whole. Effective January 1, 2007, the life of circuit equipment was increased from 8 to 9 years, predominantly due to increased reserve ratios and other factors. This change resulted in a decrease in depreciation expense of $13 million in 2007 compared to 2006.

In connection with the annual review noted above, effective January 1, 2006, the remaining useful lives of circuit equipment had been shortened from 9 years to 8 years predominantly to reflect a modification to Verizon’s broadband deployment business strategy.

The Northern New England business believes that current estimated useful asset lives are reasonable, although they are subject to regular review and analysis. In the evaluation of asset lives, multiple factors are considered, including, but not limited to, the ongoing network deployment, technology upgrades and enhancements, planned retirements, and the adequacy of reserves.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Long-Lived Assets

Plant, property, and equipment and intangible assets subject to amortization are reviewed for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, by which the carrying value of the asset exceeds its fair value.

Computer Software Costs

The Northern New England business capitalizes the cost of internal-use network software and non-network software which has a useful life in excess of one year in accordance with AICPA Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Subsequent additions, modifications or upgrades to internal-use network software and non-network software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. Also, the Northern New England business capitalizes interest associated with the development of network and non-network internal-use software. Capitalized network and non-network internal-use computer software costs are amortized using the straight-line method over a weighted average period of 3.8 years and 7 years, respectively, and are included in Plant, Property and Equipment and Intangible Assets, net in the combined statements of selected assets, selected liabilities and parent funding.

Intangible Assets, net

The Northern New England business’ intangible assets consist of non-network internal-use software as follows:

	At December 31,
Non-Network Internal-Use Software (Weighted Average 7 Years)	2007	2006

Gross carrying amount	$17	$34
Less accumulated amortization	15	29

Total	$2	$5

Intangible asset amortization expense was $3 million, $5 million and $6 million in 2007, 2006 and 2005, respectively. Amortization expense is estimated to be $2 million in 2008 and less than $1 million thereafter related to the Northern New England business’ non-network internal-use software.

Advertising Costs

Advertising costs are expensed as they are incurred.

Stock-Based Compensation

The Northern New England business participates in the Verizon Communications Long Term Incentive Plan (the Plan). The Plan permits the granting of nonqualified stock options, incentive stock options, restricted stock, restricted stock units, performance shares, performance share units and other awards.

Restricted Stock Units

The Plan provides for grants of restricted stock units (RSUs) that vest at the end of the third year of the grant. The RSUs are classified as liability awards because the RSUs are paid in cash upon vesting. The RSU

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

award liability is measured at its fair value at the end of each reporting period and, therefore, will fluctuate based on the price of Verizon’s stock.

Performance Share Units

The Plan also provides for grants of performance share units (PSUs) that vest at the end of the third year after the grant. The target award is determined at the beginning of the period and can increase (to a maximum 200% of the target) or decrease (to zero) based on Total Shareholder Return (TSR). At the end of the period, the PSU payment is determined by comparing Verizon’s TSR to the TSR of a predetermined peer group and the S&P 500 companies. All payments are subject to approval by the Verizon Board’s Human Resources Committee. The PSUs are classified as liability awards because the PSU awards are paid in cash upon vesting. The PSU award liability is measured at its fair value at the end of each reporting period and, therefore, will fluctuate based on the price of Verizon’s stock as well as Verizon’s TSR relative to the peer group’s TSR and S&P 500 TSR.

Stock Options

The Plan provides for grants of stock options to employees at an option price per share of 100% of the fair market value of Verizon stock on the date of grant. Each grant has a 10-year life, vesting equally over a three-year period, starting at the date of the grant. The Northern New England business has not granted new stock options since 2004.

The structure of Verizon’s stock incentive plans does not provide for the separate determination of certain disclosures for the Northern New England business. The costs associated with such plans are allocated to the Northern New England business as part of the general allocations and are not relevant on a participant basis. The disclosures omitted are the rollforward of stock option activity, the assumptions used in the Black-Scholes valuation and information about the range of exercise prices for outstanding and exercisable options.

Effective January 1, 2006, the Northern New England business adopted SFAS No. 123(R), Share-Based Payment utilizing the modified prospective method. SFAS No. 123(R) requires the measurement of stock-based compensation expense based on the fair value of the award on the date of grant. Under the modified prospective method, the provisions of SFAS No. 123(R) apply to all awards granted or modified after the date of adoption.

After-tax compensation expense for stock options and other stock-based compensation included in net income as reported for the years ended December 31, 2007, 2006 and 2005 was not material.

Employee Benefit Plans

The Northern New England business participates in certain Verizon benefit plans. Under these plans, pension and postretirement health care and life insurance benefits earned during the year as well as interest on projected benefit obligations are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits.

In September 2006, the FASB issued Statement SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS No. 158). SFAS No. 158 requires the recognition of a defined benefit postretirement plan’s funded status as either an asset or liability on the balance sheet. SFAS No. 158 also requires the immediate recognition of the unrecognized actuarial gains and losses and prior service costs and credits that arise during the period as a component of other accumulated comprehensive income, net of applicable income taxes. Additionally, a company must determine the fair value of plan assets as of the company’s year-end. The Northern New England business adopted SFAS No. 158 effective December 31, 2006 (See Note 7).

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Income Taxes

Historically, Verizon and its domestic subsidiaries, including the operations of the Companies, filed a consolidated federal income tax return and combined state income tax returns in the states of Maine, New Hampshire and Vermont. The operations of the Companies have been included in a tax sharing agreement with Verizon and are allocated tax payments based on the respective tax liability as if they were filing on a separate company basis. Current and deferred tax expense has been determined by applying the provisions of SFAS No. 109, Accounting for Income Taxes, to each company as if it were a separate taxpayer.

The Northern New England business uses the deferral method of accounting for investment tax credits earned prior to the repeal of investment tax credits by the Tax Reform Act of 1986. The Northern New England business also defers certain transitional credits earned after the repeal and amortizes these credits over the estimated service lives of the related assets as a reduction to the Provision for Income Taxes.

Effective January 1, 2007, the Northern New England business adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The first step is recognition: the Northern New England business determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Northern New England business presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset, or an increase in a deferred tax liability. The adoption of FIN 48 was not material to the Northern New England business’ result of operations or its financial position (See Note 9).

2.	RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (Revised) (SFAS No. 141(R)), to replace SFAS No. 141, Business Combinations. SFAS No. 141(R) requires use of the acquisition method of accounting, defines the acquirer, establishes the acquisition date and broadens the scope to all transactions and other events in which one entity obtains control over one or more other businesses. This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The adoption of this statement will not have any impact on the Northern New England business’ financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The adoption of this statement will not have any impact on the Northern New England business’ financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115 (SFAS No. 159), which allows for the option to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. This statement is effective for financial

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

statements issued for fiscal years beginning after November 15, 2007. As the Northern New England business will not elect to fair value any of its financial instruments under the provisions of SFAS No. 159, the adoption of this statement will not have any impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 expands disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value. The Northern New England business is required to adopt SFAS No. 157 effective January 1, 2008 on a prospective basis. On February 12, 2008, the FASB issued FSP 157-b which delays the effective date of SFAS No. 157 for one year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Northern New England business will elect a partial deferral of SFAS No. 157 under the provisions of FSP 157-b. The deferral applies to measurement of fair value used when testing intangible assets and other long-lived assets for impairment and valuing asset retirement obligations and liabilities for exit or disposal activities. The impact of partially adopting SFAS No. 157 effective January 1, 2008 will not be material to the Northern New England business’ financial statements.

In June 2006, the Emerging Issues Task Force (EITF) reached a consensus on EITF No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF No. 06-3). EITF No. 06-3 permits that such taxes can be presented on either a gross basis or a net basis as long as that presentation is used consistently. The adoption of EITF No. 06-3 on January 1, 2007 did not impact the Northern New England business’ combined financial statements. The Northern New England business presents the taxes within the scope of EITF No. 06-3 on a net basis.

3.	MATERIAL TRANSACTIONS

On January 16, 2007, Verizon announced a definitive agreement with FairPoint that will result in Verizon establishing the Northern New England business as a separate entity and spinning off the Northern New England business to Verizon’s stockholders, and immediately merging it with and into FairPoint. The transaction is subject to the satisfaction of certain conditions, including receipt of state and federal telecommunications regulatory approvals. The Northern New England business expects this transaction to close by the end of the first quarter of 2008.

Upon the closing of the transaction, Verizon stockholders are expected to own approximately 60 percent of the new company and FairPoint stockholders are expected to own approximately 40 percent.

4. PLANT, PROPERTY AND EQUIPMENT

The Companies maintain continuing property records, which identify specific plant, property and equipment (PP&E) balances, depreciation reserves and annual capital expenditure amounts for the Northern New England business. The PP&E balance in the accompanying statements of selected assets, selected liabilities, and parent funding is based on these specific amounts and does not include any allocations of common assets utilized in providing centralized services and otherwise not specifically associated with the

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Northern New England business. The following table displays the details of plant, property and equipment of the Northern New England business, which is stated at cost:

	At December 31,
	2007	2006
	(Dollars in millions)

Land	$11	$11
Buildings	287	284
Central office equipment	2,235	2,202
Outside communications plant	2,649	2,571
Furniture, vehicles and other work equipment	155	158
Construction-in-progress	12	34
Other	42	47

	5,391	5,307
Less Accumulated depreciation	3,763	3,606

Total	$1,628	$1,701

5.	LEASES

The Northern New England business leases certain facilities and equipment for use in its operations under both capital and operating leases.

Capital lease amounts included in plant, property and equipment are as follows:

	At December 31,
	2007	2006
	(Dollars in millions)

Capital leases	$17	$17
Less accumulated amortization	9	7

Total	$8	$10

Total rent expense under operating leases for the Northern New England business amounted to $63 million, $66 million and $59 million in 2007, 2006 and 2005, respectively. Of these amounts, $45 million, $49 million and $39 million in 2007, 2006 and 2005, respectively, were lease payments to affiliated companies for land and buildings.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The table below displays the Northern New England business’ aggregate minimum rental commitments under noncancelable leases for the periods shown at December 31, 2007:

	Capital	Third Party
Years	Leases	Operating Leases
	(Dollars in millions)

2008	$3	$5
2009	4	4
2010	3	4
2011	2	3
2012	2	1
Thereafter	3	—

Total minimum rental commitments	17	$17

Less interest and executory costs	(5)

Present value of minimum lease payments	12
Less current installments	(2)

Long-term obligation at December 31, 2007	$10

The amounts presented in the table above do not include commitments resulting from allocations and noncancelable short-term operating leases, such as rents from facilities, equipment and pole attachments.

6.	FINANCIAL INSTRUMENTS

Concentrations of Credit Risk

Financial instruments that subject the Northern New England business to concentrations of credit risk consist primarily of short-term investments and trade receivables. Concentrations of credit risk with respect to trade receivables, other than those from AT&T, are limited due to the large number of customers. The Northern New England business generated revenues from services provided to AT&T (primarily network access and billing and collection) of $53 million in 2007, $57 million in 2006 and $60 million in 2005.

While the Northern New England business may be exposed to credit losses due to the nonperformance of its counterparties, the Northern New England business considers this risk remote and does not expect the settlement of these transactions to have a material effect on its results of operations or financial position.

7.	EMPLOYEE BENEFITS

The Northern New England business participates in Verizon’s benefit plans. Verizon maintains noncontributory defined pension plans for many of its employees. The postretirement health care and life insurance plans for the Companies’ retirees and their dependents are both contributory and noncontributory and include a limit on the Companies’ share of cost for recent and future retirees. The Companies also sponsor defined contribution savings plans to provide opportunities for eligible employees to save for retirement on a tax-deferred basis. A measurement date of December 31 is used for the pension and postretirement health care and life insurance plans.

The structure of Verizon’s benefit plans does not provide for the separate attribution of the related pension and postretirement assets and obligations at the Northern New England business level. Because there is not a separate plan for the Northern New England business, the annual income and expense related to such assets and obligations have been allocated to the Northern New England business and are reflected as prepaid

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

pension assets and employee benefit obligations in the combined statements of selected assets, selected liabilities and parent funding.

The Northern New England business adopted SFAS No. 158 effective December 31, 2006. The SFAS No. 158 related adjustments recorded by Verizon to recognize the funded status of the plans are not reflected in the Northern New England business’ combined statements of selected assets, liabilities and parent funding other than the reversal of the previously recorded Additional Minimum Pension liability as of December 31, 2006.

After June 30, 2006, Verizon management employees, including management employees of the Northern New England business, no longer earn pension benefits or earn service towards the company retiree medical subsidy. In addition, new management employees hired after December 31, 2005 are not eligible for pension benefits and managers with less than 13.5 years of service as of June 30, 2006 are not eligible for company-subsidized retiree healthcare or retiree life insurance benefits. Beginning July 1, 2006, Northern New England business management employees receive an increased company match on their savings plan contributions.

The structure of Verizon’s benefit plans does not provide for the separate determination of certain disclosures for the Companies or for the Northern New England business.

Pension Plans and Other Postretirement Benefits

Pension and other postretirement benefits for the majority of the Northern New England business’ employees are subject to collective bargaining agreements. Approximately 88% of the Northern New England business’ employees (associates) associated with Verizon New England operations are covered by collective bargaining agreements, which expire in August 2008. Modifications in benefits have been bargained for from time to time, and Verizon may also periodically amend the benefits in the management plans.

Benefit Cost

The following table summarizes the benefit costs related to the Northern New England business’ pension and postretirement health care and life insurance plans associated with the operations of Verizon New England. Because the Northern New England business’ operating expenses associated with VLD, VOL and VSSI were determined predominantly through allocations, separate identification of the benefit costs for these businesses was not readily available.

	Years Ended December 31,
	Pension			Health Care and Life
	2007	2006	2005	2007	2006	2005
	(Dollars in millions)
Net periodic benefit (income) cost	$1	$6	$—	$90	$82	$77
Settlement loss (gain)	—	—	—	—	—	—
Curtailment loss (gain)	—	—	10		—	(6)

Total cost	$1	$6	$10	$90	$82	$71

In 2005 as a result of Verizon’s announcement regarding changes to management retiree benefits, the Northern New England business recorded an expense of $10 million for pension curtailments and income of $6 million for retiree medical curtailments related to Verizon management pension and postretirement plans. The settlement and curtailment of pension obligations are recorded in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The employee benefit assets and obligations associated with the operations of Verizon New England and recognized in the Northern New England business’ combined statements of selected assets, selected liabilities and parent funding consist of:

	At December 31,
	Pension		Health Care and Life
	2007	2006	2007	2006
	(Dollars in millions)
Prepaid pension asset	$37	$31	$—	$—
Employee benefit obligations	15	37	372	321

The changes in the employee benefit asset and obligations from year to year reflect changes in actuarial assumptions (see Assumptions), curtailments and settlements.

As a result of the adoption of SFAS No. 158, the Northern New England business no longer records an additional minimum pension liability. In prior years, as a result of changes in interest rates and investment returns, an adjustment to the additional minimum pension liability was required for certain plans. The adjustment in the liability allocated to the Northern New England business as indicated below is recorded as a charge or (credit) to parent funding, net of tax.

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)

Decrease in minimum liability in parent funding, net of tax	—	(41)	(8)

Assumptions

The weighted-average assumptions used in determining benefit obligations are as follows:

	At December 31,
	Pension		Health Care and Life
	2007	2006	2007	2006
Discount rate	6.50%	6.00%	6.50%	6.00%
Rate of future increases in compensation	4.00	4.00	4.00	4.00

The weighted-average assumptions used in determining net periodic cost are as follows:

	Years Ended December 31,
	Pension			Health Care and Life
	2007	2006	2005	2007	2006	2005
Discount rate	6.00%	5.75%	5.75%	6.00%	5.75%	5.75%
Expected return on plan assets	8.50	8.50	8.50	8.25	8.25	7.75
Rate of compensation increase	4.00	4.00	5.00	4.00	4.00	4.00

In order to project the long-term target investment return for the total portfolio, estimates are prepared for the total return of each major asset class over the subsequent 10-year period, or longer. Those estimates are based on a combination of factors including the following: current market interest rates and valuation levels, consensus earnings expectations, historical long-term risk premiums and value-added. To determine the

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

aggregate return for the Verizon pension trust, the projected return of each individual asset class is then weighted according to the allocation to that investment area in the Trust’s long-term asset allocation policy.

The assumed health care cost trend rates are as follows:

	At December 31,
	Heath Care and Life
	2007	2006	2005

Health care cost trend rate assumed for next year	10.00%	10.00%	10.00%
Rate to which cost trend rate gradually declines	5.00%	5.00%	5.00%
Year the rate reaches level it is assumed to remain thereafter	2013	2011	2010

Savings Plans and Employee Stock Ownership Plans

Substantially all of the Northern New England business’ employees are eligible to participate in savings plans maintained by Verizon. Verizon maintains four leveraged employee stock ownership plans (ESOP) for its management employees. Under these plans, a certain percentage of eligible employee contributions are matched with shares of Verizon’s common stock. The Northern New England business recognizes savings plan costs based on these matching obligations. The Northern New England business recorded total savings plan costs of $11 million in 2007, $10 million in 2006 and $9 million in 2005.

Severance Benefits

The Northern New England business maintains ongoing severance plans for both management and associate employees who are terminated. The costs for these plans are accounted for under SFAS No. 112, Employers’ Accounting for Postemployment Benefits-an amendment of FASB Statements No. 5 and 43.  Severance benefits are accrued based on the terms of the severance plan over the estimated service periods of the employees. The accruals are also based on the historical run-rate of actual severances and expectations for future severances. Severance costs are included in selling, general and administrative expense in the statement of income. The following table provides an analysis of the severance liabilities of Verizon New England’s operations in Maine, New Hampshire and Vermont:

		Charged
	Beginning	to Expense
Year	of Year	(a)	Payments	End of Year
	(Dollars in millions)

2005	$15	1	(7)	$9
2006	9	2	(6)	5
2007	5	16	(8)	13

(a)	Includes accruals and adjustments for ongoing employee severance costs and $14 million of special charges in 2007 and $1 million of special charges in each of 2006 and 2005.

The severance liability at December 31, 2007 includes future contractual payments due to employees separated as of the end of the year.

8.	PARENT FUNDING AND INTEREST EXPENSE

For purposes of these statements, some funding requirements have been summarized as “Parent Funding” without regard to whether the funding represents debt or equity. No specific debt instruments can be directly associated with the Northern New England business, nor are separate equity accounts maintained. As such, a portion of interest expense net of interest income of the Companies for the years ended December 31, 2007, 2006 and 2005 was allocated to the Northern New England business based on the percentage of the Northern New England business parent funding relative to the total debt and equity for the Companies.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

9.	INCOME TAXES

The components of the income tax provision for the Northern New England business are presented in the following table:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)

Current:
Federal	$49	$14	$30
State and local	10	3	15

	59	17	45

Deferred:
Federal	(33)	—	(10)
State and local	(6)	1	(8)

	(39)	1	(18)

Investment tax credits	(1)	(1)	(1)

Total income tax expense	$19	$17	$26

The following table shows the principal reasons for the difference between the Northern New England business’ effective income tax rate and the statutory federal income tax rate:

	Years Ended December 31,
	2006	2005	2004

Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefits	5.3	5.4	5.8
Investment tax credits	(.7)	(.8)	(.6)
Medicare subsidy	(3.5)	(4.2)	(2.8)
Other, net	1.1	(.2)	(.1)

Effective income tax rate	37.2%	35.2%	37.3%

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Deferred taxes arise because of differences in the book and tax bases of certain assets and liabilities. Significant components of the Northern New England business’ deferred tax assets and liabilities are shown in the following table:

	At December 31,
	2007	2006
	(Dollars in millions)

Deferred tax assets:
Employee benefits	$150	$132
Allowance for uncollectible accounts	10	7
Investment tax credits	2	3
Other, net	8	5

Total deferred tax assets	170	147

Deferred tax liabilities:
Depreciation	300	321
Other	1	8

Total deferred tax liabilities	301	329

Net deferred tax liability	$131	$182

Effective January 1, 2007, the Northern New England business adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The unrecognized tax benefits under FIN 48 are similar to the income tax reserves reflected prior to adoption under SFAS No. 5, Accounting for Contingencies, whereby reserves were established for probable loss contingencies that could be reasonably estimated. The adoption of FIN 48 was not material for the Northern New England business’ results of operations or its financial position. A reconciliation of the beginning and ending balance of unrecognized tax benefits for 2007 is as follows:

(Dollars in Millions)

Balance at January 1, 2007	$10
Additions based on tax positions related to the current year	1
Additions for tax positions of prior years	1
Reductions for tax positions of prior years	(2)
Settlements	—
Lapse of statute of limitation	—

Balance at December 31, 2007	$10

Included in the total unrecognized tax benefits is $1 million that, if recognized, would favorably affect the effective tax rate. The remaining unrecognized tax benefits relate to temporary items that would not affect the annual effective tax rate.

The Northern New England business recognizes any interest and penalties accrued related to unrecognized tax benefits in income tax expense. During the year ended December 31, 2007, the Northern New England business recognized less than $1 million (after-tax) for the payment of interest and penalties. The Northern New England business had $1 million (after-tax) for the payment of interest and penalties accrued in the combined statements of selected assets, selected liabilities and parent funding at December 31, 2007 and January 1, 2007.

Verizon and its domestic subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Northern New England business is generally no longer subject to U.S. federal and state

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

income tax examinations by tax authorities for years before 2000. The Internal Revenue Service (IRS) is currently examining the U.S. income tax returns for years 2000 through 2003 that could affect the Northern New England business. It is possible that the amount of the liability for unrecognized tax benefits could change by a significant amount during the next twelve month period. An estimate of the range of the possible change cannot be made until issues are further developed or examinations close.

10.	TRANSACTIONS WITH AFFILIATES

The Northern New England business’ combined financial statements include the following transactions with Verizon and related subsidiaries:

The Northern New England business’ operating revenue includes transactions with Verizon for the provision of local telephone services, network access, billing and collection services, interconnection agreements and the rental of facilities and equipment. These services were reimbursed by Verizon based on tariffed rates, market prices, negotiated contract terms that approximated market rates, or actual costs incurred by the Northern New England business.

The Northern New England business reimbursed Verizon for specific goods and services it provided to, or arranged for, the Northern New England business based on tariffed rates, market prices or negotiated terms that approximated market rates. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

The Northern New England business also reimbursed Verizon for the Northern New England business’ share of costs incurred by Verizon to provide services on a common basis to all of its subsidiaries. These costs included allocations for legal, security, treasury, tax and audit services. The allocations were based on actual costs incurred by Verizon and periodic studies that identified employees or groups of employees who were totally or partially dedicated to performing activities that benefited the Northern New England business, in activities such as investor relations, financial planning, marketing services and benefits administration. These allocations were based on actual costs incurred by Verizon, as well as on the size of the Northern New England business relative to other Verizon subsidiaries. The Northern New England business believes that these cost allocations are reasonable for the services provided. The Northern New England business also believes that these cost allocations are consistent with the nature and approximate amount of the costs that the Northern New England business would have incurred on a stand-alone basis.

The Northern New England business also recognized an allocated portion of interest expense in connection with contractual agreements between the Companies and Verizon for the provision of short-term financing and cash management services. Verizon issues commercial paper and obtains bank loans to fund the working capital requirements of Verizon’s subsidiaries, including the Companies, and invests funds in temporary investments on their behalf. The Companies also recognized interest expense related to a promissory note held by Verizon.

The affiliate operating revenue and expense amounts do not include affiliate transactions between Verizon and VLD’s, VOL’s and VSSI’s operations in Maine, New Hampshire and Vermont. Because the Northern New England business’ operating expenses associated with VLD, VOL, and VSSI were determined predominantly through allocations, separate identification of the affiliate transactions was not readily available.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

11.	ADDITIONAL FINANCIAL INFORMATION

The tables below provide additional financial information related to the Northern New England business’ financial statements:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)

Statements of Cash Flows:
Cash paid during the year for:
Income taxes, net of amounts refunded	$56	$3	$45

	Years Ended December 31,
	2006	2005	2004
	(Dollars in millions)

Statements of Income:
Interest expense incurred	$71	$68	$62
Capitalized interest	(1)	(2)	(3)
Advertising expense allocated from affiliates	22	25	25
Depreciation expense	230	254	261

	At December 31,
	2006	2005
	(Dollars in millions)

Statements of Selected Assets, Selected Liabilities And Parent Funding:
Other Current Assets
Deferred activation costs	$20	$31
Other	1	1

	$21	$32

Accounts Payable and Accrued Liabilities
Accounts payable	$23	$34
Accrued payroll related	30	31
Other	6	5

	$59	$70

Other Current Liabilities
Advanced billings and customer deposits	$15	$12
Deferred activation revenues	20	31
Accrued access expense	10	8
Other	2	2

	$47	$53

12.	COMMITMENTS AND CONTINGENCIES

Various legal actions and regulatory proceedings are pending to which the Companies are a party and claims which, if asserted, may lead to other legal actions. The Northern New England business has established

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

reserves for specific liabilities in connection with legal and regulatory matters that the Northern New England business currently deems to be probable and estimable. Management does not believe the ultimate resolution of pending regulatory and legal matters in future periods will have a material effect on the financial condition of the Northern New England business, but it could have a material effect on its results of operations.

From time to time, state regulatory decisions require the Northern New England business to assure customers that it will provide a level of service performance that falls within prescribed parameters. There are penalties associated with failing to meet those service parameters, and the Northern New England business, from time to time, has paid such penalties. Management does not expect these penalties to have a material effect on the financial condition of the Northern New England business, but they could have a material effect on its results of operations.

13.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(Dollars in Millions)	Operating	Operating	Net
Quarter Ended	Revenue	Income	Income

2007
March 31	$298	$40	$14
June 30	299	34	11
September 30	307	40	14
December 31	293	5	(6)

2006
March 31	$291	$31	$10
June 30	297	28	7
September 30	307	41	17
December 31	298	11	(2)

Schedule II — Valuation and Qualifying Accounts
Verizon’s Maine, New Hampshire & Vermont Operations

For the Years Ended December 31, 2007, 2006 and 2005

		Additions
	Balance at		Charged to
	Beginning of	Charged to	Other Accounts	Deductions	Balance at
Description	Period	Expenses	Note(a)	Note(b)	End of Period
	(Dollars in millions)

Allowance for Uncollectible
Accounts Receivable:
Year 2007	$20	$22	$5	$(21)	$26
Year 2006	24	11	11	(26)	$20
Year 2005	29	17	10	(32)	24

(a)	Charged to other accounts includes accruals charged to accounts payable for anticipated uncollectible charges on purchase of accounts receivable from others which were billed by us.

(b)	Deductions includes amounts written off as uncollectible net of recoveries.